UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2018
AMBER ROAD, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation)	001-36360 (Commission File No.)	22-2590301 (IRS Employer Identification No.)
One Meadowlands Plaza
East Rutherford, New Jersey 07073
(Address of principal executive offices)
Registrant’s telephone number: (201) 935-8588

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 ((§240.12b-2 of this chapter). Emerging growth company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 5, 2018 (the "Effective Date"), the Board of Directors (the "Board") of Amber Road, Inc., a Delaware corporation (the "Company"), accepted the resignation of John Malone as a Class II director of the Board effective as of the Effective Date. Mr. Malone resigned due to personal reasons but will continue to provide services to the Company under a consulting agreement following the Effective Date. As of the Effective Date, Mr. Malone also resigned from his positions as a member of the Audit Committee of the Board and as Chairman of the Nominating and Corporate Governance Committee of the Board. As a result of Mr. Malone's resignation, the Nominating and Corporate Governance Committee was reduced from three to two members, with Director Barry M. V. Williams assuming the role as Committee Chairman. Director Ralph Faison will become a member of the Audit Committee. Mr. Malone’s resignation is not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: October 9, 2018

AMBER ROAD, INC.

By:	/s/ Bradley D. Holmstrom
Bradley D. Holmstrom
General Counsel & Corporate Secretary